Exhibit 10.2

LEASE AGREEMENT

between

HOWARD HUGHES PROPERTIES,
LIMITED PARTNERSHIP
as Landlord

and

EXPEDIA, INCORPORATED
as Tenant

Dated as of January 10th, 2001

LEASE AGREEMENT

LIST OF EXHIBITS/RIDERS

Exhibit/Rider		Lease Section
Designation	Description	Reference

“A”	Building Depiction Indicating Location of Premises	1.01(s)

“B”	Legal Description of Building Site	1.01(b)

“C”	Rules and Regulations	13.16

“D”	Commencement Memorandum	1.01(aa)

Rider No. 1 -	Work Letter	1.03

Rider No. 2 -	Option to Renew Lease	1.03

Rider No. 3 -	Right of First Offer to Lease	1.03

LEASE AGREEMENT

                                     THIS LEASE AGREEMENT (this "Lease") is made as of the 10th day of January, 2001, by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and EXPEDIA, INCORPORATED, a Washington corporation ("Tenant").

ARTICLE 1
BASIC TERMS

              Section 1.01    Definitions.

              For purposes of this Lease, the following terms shall have the following meanings:

              (a)     Allowance: Shall mean an amount equal to Five Dollars and No Cents ($5.00) per square foot of Tenant's Useable Square Feet in the Premises (as defined in Section 1.01(z) below) which is equal to Two Hundred Fifty Four Thousand Six Hundred Thirty and 00/100 Dollars ($254,630.00), plus an additional Two Thousand Five Hundred Forty-Four and 00/100 Dollars ($2,544.00) to be used in space planning for the third (3rd ) floor area described as the "Executive Wing".

              (b)     Building: That certain parcel of real estate located within the Crossing Business Center as described on Exhibit "B" attached hereto and incorporated herein by this reference and the building and other improvements located thereon, all of which is commonly known as 10190 Covington Cross, Las Vegas, Nevada 89144.

              (c)     Building Core: The area within the outermost finish face of that portion of the Building that incorporates those areas that provide service to the tenants of that floor and to the Building. These areas of service include: restroom facilities for men and women along with the vestibule and access, electrical, mechanical, and telephone rooms, janitor closets, elevators and service elevators along with lobby and stairs, vestibules, and all vertical floor penetrations for mechanical/electrical/plumbing for the Building.

              (d)     Building Shell: The condition of the Building completed with the following improvements: (i) outside walls (not including drywall), core walls, and elevator lobby areas completed to building standard condition for public areas; (ii) unfinished concrete floors throughout the Premises, broom clean; (iii) building standard 110 volt 220 amp. power supplied to the Building Core along with 277/480 volt fluorescent lighting power supplied to the Building Core; (iv) men's and ladies' restroom facilities with building standard finished located on each floor on which the Premises are located; (v) building standard voice communication speakers and smoke detectors in accordance with applicable building codes and provided only at the core; and (vi) mechanical, electrical, plumbing, life safety, heating, air conditioning and ventilation in Building Core area as required to connect to and service the Premises.

              (e)     Commencement Date shall mean March 1, 2001.

              (f)     Common Building Areas: All areas and facilities outside the Premises and within the exterior boundary line of the Building and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Building and their respective employees, suppliers, shippers, customers, contractors and invitees, including, without limitation, trash areas, roadways, sidewalks, walkways, landscaped areas, irrigation systems, lighting facilities, fences, gates, elevators, roof, common entrances, common areas within the Building, common pipes, conduits, wires and appurtenant equipment serving the Premises, exterior signs, Tenant directories, fire detection systems, sprinkler systems, security systems, and the parking facilities for the Building. Landlord has the right to change the Common Building Areas and to take other actions respecting these areas in accordance with Section 2.05 below.

              (g)     Declaration: Those certain Covenants, Conditions and Restrictions for The Crossing Business Center dated November 4, 1993 and filed for record with the County Recorder of Clark County, Nevada ("County Recorder") in Book 931105 as Instrument No. 00582, as amended from time to time.

              (h)     Expense Stop: The amount (per square foot of Tenant's Rentable Square Feet) Landlord herewith agrees to expend as its share of Standard Operating Costs and Variable Operating Expenses (which shall be a credit for Tenant to apply to offset Standard Operating Costs and Variable Operating Expenses charged to Tenant) shall be Seven and 15/100 Dollars ($7.15).

              (i)      Initial Security Deposit: One Hundred Five Thousand Eight Hundred Fifty and 00/100 Dollars ($105,850.00) to be held as required under Section 4.10 of the Lease.

              (j)      Laws: All applicable statutes, regulations, requirements, ordinances and orders promulgated by any federal, state, local or regional governmental authority whether prior to or following the Commencement Date of this Lease.

              (k)     Landlord's Address: Howard Hughes Properties, Limited Partnership, 10000 West Charleston Blvd, Suite 200, Las Vegas, Nevada 89135, Attention: Property Management Division.

              (l)      Landlord's Broker: None.

              (m)    Lease Interest Rate: The lesser of (i) two percentage points (2%) over that fluctuating rate of interest announced from time to time by the Bank of America National Trust and Savings Association as its prime or reference commercial lending rate of interest ("Prime Rate") (or in the event such bank is no longer announcing such rate, by such other federally regulated banking institution of comparable stature as Landlord shall reasonably determine), or (ii) the maximum interest rate permitted by law.

              (n)     Lease Term: five (5) years and six (6) months beginning on the Commencement Date and continuing until sixty-six (66) months after the first day of the first full month following the Commencement Date, unless extended pursuant to Rider No. 2 - Option to Renew Lease attached to this Lease and incorporated herein by this reference.

              (o)     Leased Premises Address: 10190 Covington Cross, Suite 100A, Las Vegas, Nevada 89144.

              (p)     Mortgagee: Shall mean the mortgagee or beneficiary under a deed of trust holding a lien encumbering the Building or any holder of a ground leasehold interest in the Building or any part thereof.

              (q)     Standard Operating Costs: All costs of any kind paid or incurred by Landlord during the Lease Term because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building (including all Common Building Areas that do not decrease or increase as a result of Tenant's use of the Premises), including by way of illustration but not limitation, all of the following: (i) all amounts charged to the Building pursuant to the Declaration; (ii) Real Property Taxes; (iii) all costs and charges for sewage; (iv) insurance costs for which Landlord is responsible or otherwise may procure under Section 4.05(a) of the Lease or which any Mortgagee deems necessary or prudent; (v) any costs levied, assessed or imposed pursuant to any applicable Laws; (vi) the cost (amortized over such period as Landlord reasonably determines together with interest at the Lease Interest Rate in effect at the time the cost is incurred on the unamortized balance) of any capital improvements to the Building or equipment replacements made by Landlord after the Commencement Date that Landlord, in its commercially reasonable business judgement determines should reduce other Standard Operating Costs or are required by any Laws or are necessary in order to operate the Building at the same quality level as prior to such replacement; (vii) costs and expenses of operation, repair and maintenance of all structural and mechanical portions and components of the Building; (viii) utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building (including, without limitation, energy conservation charges or surcharges); (ix) all costs incurred in the management and operation of the Building including, without limitation, gardening and landscaping, maintenance of all parking areas, maintenance of signs, resurfacing and repaving, painting, lighting, cleaning, and provision of Building security; (x) all personal property taxes levied on or attributable to personal property owned or leased by Landlord or its management agent, if any, used in connection with the Building; (xi) depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Building to the extent not amortized pursuant to 1.01(q)(vi); (xii) rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Building; (xiii) management fees (not to exceed three percent (3%) of total income for the Building), wages, salaries and other labor costs incurred in the management and operation of the Building; (xiv) fees for required licenses and permits; (xv) reasonable legal, accounting and other professional fees; (xvi) reasonable and appropriate reserves for repair and replacement; and (xvii) any other expenses that do not decrease or increase as a result of Tenant's use of the Premises, which would reasonably or customarily be included in the cost of managing, operating, maintaining and repairing buildings similar to the Building. If the Building is not fully occupied during any portion of the Lease Term, Landlord shall make an appropriate adjustment to Standard Operating Costs and Variable Operating Expenses for such period employing sound accounting and management principles, to determine the amount of Standard Operating Costs and Variable Operating Expenses that would have been incurred had the Building been fully occupied during such period. Notwithstanding anything to the contrary contained in the definition of Standard Operating Costs, Standard Operating Costs shall not include:

              1.     Any ground lease rental;

              2.     Costs of capital improvements and equipment; except for those (a) acquired to reduce Standard Operating Costs, amortized at an annual rate reasonably calculated to equal the amount of Standard Operating Costs actually saved in each calendar year throughout the Lease Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Standard Operating Costs), together with interest at the actual interest rate incurred by Landlord, or (b) made after the Commencement Date that are required under any governmental law or regulation that was not in effect as of the date of this Lease (which shall be amortized, including interest on the unamortized cost at the actual interest rate, if any, incurred by Landlord, over its useful life as reasonably determined by Landlord) , or (c) necessary in order to operate the Building at the same quality level as prior to such replacement;

              3.     Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds (or any other source whatsoever);

              4.     Costs, including architectural, permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

              5.     Depreciation, amortization and interest payments, except as otherwise provided in this Section 1.01(q) and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

              6.     Marketing costs including leasing commissions, attorneys' fees in connection with the negotiation and preparation of leases, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

              7.     Costs incurred by Landlord for alterations which are considered capital improvements and replacements under generally accepted accounting principles, consistently applied, except as permitted in Subsection (2) and (3) above;

              8.     Costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, except as permitted in Subsection (2) above;

              9.     Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant (or any other Tenant) is charged directly;

              10.   Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

              11.   Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis to projects or buildings of a comparable quality;

              12.   Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the land on which the Building is located (except as permitted in Subsection (2) above);

              13.   Landlord's general corporate overhead and general administrative expenses;

              14.   Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than parking attendants and a concierge for the project);

              15.   Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

              16.   Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs (but not directional signs);

              17.   Electric power costs for which any tenant directly contracts with the local public service company (but such space shall be treated as vacant for electrical gross-up purposes);

              18.   Costs incurred in connection with the operation of any retail or restaurant operations in the Building, to the extent such costs exceed the amount which would reasonably be expected to have been incurred had such space been used for general office purposes;

              19.   Costs incurred in connection with upgrading the Building to comply with handicap, life, fire and safety codes in effect prior to the Commencement Date;

              20.   Tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

              21.   [Intentionally Omitted];

              22.   Costs arising from Landlord's charitable or political contributions;

              23.   Costs arising from defects in the base, shell or core of the Building or in improvements installed by Landlord prior to the Commencement Date, or repair of such defects;

              24.   Costs for sculpture, paintings or other objects of art (but not maintenance and repair);

              25.   Costs (including in connection therewith all attorneys' fees and costs of settlements or judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims or litigation or arbitrations pertaining to the Landlord and/or the Building;

              26.   [Intentionally Omitted];

              27.   Any rental costs related to the operation of a leasing office in the Building;

              28.   Costs arising from (and future reserves for) bad debt losses and rent losses;

              29.   Costs incurred in connection with gifts or parties provided by Landlord to tenants in the Building;

              30.   Management fees incurred in the management or operation of the Building to the extent they exceed three percent (3%) of the gross rental receipts for the Building;

              31.   Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as an Standard Operating Expense by landlords of comparable buildings.

              32.   Any Variable Operating Expenses (as defined in Section 1.01(bb).

              It is understood that Standard Operating Costs shall be reduced by all cash discounts, trade discounts, or quantity discounts actually received by Landlord or Landlord's managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Landlord shall use commercial reasonable efforts to effect an equitable proration of bills for services rendered to the Building and to any other property owned by Landlord.

              (r)    Permitted Uses: General office use, including, but not limited to, a call center facility operated on a twenty-four (24) hour per day basis, three hundred sixty-five (365) days per year.

              (s)   Premises: The office space in the approximate location within the Building as indicated on Exhibit "A" attached hereto and incorporated herein by this reference.

              (t)    Real Property Taxes: Any form of tax, assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage, transportation, air pollution, environmental or other improvement or special assessment district) as against any legal or equitable interest of Landlord in the Building and/or the Premises, including, but not limited to, the following:

(i) any tax on a landlord's "right" to rent or "right" to other income from the Premises or against Landlord's business of leasing the Premises;

(ii) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Property Taxes (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of "Real Property Taxes" for the purposes of this Lease);

(iii) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the state, county, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management and maintenance, alteration, repair, use or occupancy of the Building, or any portion thereof;

(iv) any assessment, tax, fee, levy or charge upon this transaction creating or transferring an interest or an estate in the Premises;

(v) any assessment, tax, fee, levy or charge based upon the number of people employed, working at, or using the Premises or the Building, or utilizing public or private transportation to commute to the Premises or the Building; and

(vi) reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes shall not include successor transfer taxes (except as provided in Section 1.01 (t) (iv) above, federal or state income, franchise, inheritance or estate taxes of Landlord or any of the parties which comprise Landlord.

              (u)    Rentable Square Feet in the Building: Seventy-four thousand five hundred sixty-six (74,566) rentable square feet. The Building is stipulated for all purposes to contain said Rentable Square Feet in the Building.

              (v)    Tenant's Address: 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005.

              (w)    Tenant's Broker: USA Commercial Real Estate Group.

              (x)    Tenant's Guarantor: None.

              (y)    Tenant's Rentable Square Feet: Fifty-two thousand nine hundred twenty-five (52,925) rentable square feet. The Premises are stipulated for all purposes to contain said Tenant's Rentable Square Feet.

              (z)    Tenant's Usable Square Feet: Fifty thousand nine hundred twenty-six (50,926) usable square feet. The Premises are stipulated for all purposes to contain said Tenant's Usable Square Feet.

              (aa)    "Commencement Memorandum" shall mean a document similar to Exhibit "D" attached hereto. The Commencement Memorandum, among other things, shall contain a reference to the Rentable Area of the Premises and Useable Area of the Premises. Tenant agrees that the Rentable Area and Useable Area of the Premises stated in the Commencement Memorandum shall be binding throughout the Lease Term.

              (bb)    Variable Operating Expenses: All costs of any kind paid or incurred by Landlord in connection with the management, maintenance, repair, replacement or operation of the of the Building (which does decrease or increase as a result of Tenant's use of the Premises) including by way of illustration but not limitation all of the following: (i) utilities, water, waste disposal, janitorial and refuse removal and all other utilities and services provided to the Building, (ii) repairs and supplies, and (iii) all other costs that will increase (or decrease) as a result of a tenant's use of the Premises. Tenant's share shall be Tenant's Adjusted Share (as defined below).

              (cc)    Tenant's Adjusted Share: Tenant's Adjusted Share shall be equal to a fraction where the numerator is Tenant's Adjusted Rentable Square Feet (as defined below) and the denominator is the Adjusted Rentable Square Feet in the Building (as defined below). The Tenant's Adjusted Share shall be determined by Landlord each quarter of each calendar year utilizing the method described herein. It is stipulated that Tenant shall use the Building systems twenty-four (24) hours per day, three hundred sixty-five (365) days per year. First, Landlord, in its reasonable discretion, shall make a determination of the number of hours ("Tenant's Hours of Operation") that each of the tenants occupying the Building have utilized their respective space during the calendar year. Any space that is occupied for only a portion of a calendar quarter shall be prorated on the basis of the actual number of days in such calendar year. Second, Landlord shall assign each tenant in the Building an operations constant ("Tenant's Operating Constant") that is equal to a fraction where the numerator is the Tenant's Hours of Operation and the denominator is equal to two thousand eight hundred ten (2,810) hours ("Standard Operating Hours"). Third, Landlord shall adjust the rentable square feet allocated to each tenant (individually referred to as "Tenant's Adjusted Rentable Square Feet") in the Building by multiplying the Tenant's Operating Constant assigned to the tenant for that calendar year by the Tenant's Rentable Square Feet. Fourth, Landlord shall determine the adjusted rentable square feet in the Building ("Adjusted Rentable Square Feet in the Building") for that particular calendar year by adding up the Tenant's Adjusted Rentable Square Feet for each of the tenant's occupying space in the Building. Landlord shall have the right to further adjust the Tenant's Adjusted Rentable Square Feet in the event a tenant occupying the Building operates in such a manner that causes a disproportionate use of the utilities (and other services comprising the Variable Operating Expenses) by that tenant as compared to other tenants in the Building, resulting in a higher cost for such utilities (and other services comprising the Variable Operating Expenses) on a per-hour basis for such tenant's space. By way of illustration, such disproportionate use of the utilities (and other services comprising the Variable Operating Expenses) could be caused by uses including, but not limited to, more computers than would be used by a general office, more electrical equipment than would be used by a general office, or more people than would occupy a general office.

                Section 1.02    Base Rent.

              The "Base Rent" shall be as follows:

Months	Monthly Installments
1-6	$0.00
7-12	$105,850.00
13-24	$107,967.00
25-36	$110,084.00
37-48	$112,201.00
49-66	$114,318.00

              The Base Rent due for the first full calendar month during the Lease Term for which Rent is owed shall be paid to Landlord by Tenant contemporaneously with Tenant's and Landlord's execution hereof.

                Section 1.03     Riders.

              The following Riders are attached to and made a part of this Lease: Rider No. 1 - Work Letter; Rider No. 2 - Option to Renew Lease; Rider No. 3 - Right of First Offer to Lease.

                Section 1.04     Parking.

              Tenant shall be entitled to use up to three hundred fifty (350) unreserved parking spaces, of which eleven (11) shall be reserved and covered, at no charge throughout the Lease Term. Additionally, Tenant shall have the right to request that Landlord cover a portion of the parking spaces Tenant is entitled to use, at Tenant's sole cost and expense, in a manner and location to be approved by Landlord. Landlord agrees that, other than the cost of constructing the covering as stated above, Tenant shall not be charged for the use of any such covered parking spaces.

  ARTICLE 2
LEASE TERM AND COMMON BUILDING AREAS

                Section 2.01     Lease of Property for Lease Term.

              Landlord hereby leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.01(n) above and shall begin and end on the dates specified in Section 1.01(n) above. The "Commencement Date" shall be the date specified in Section 1.01(e) above for the beginning of the Lease Term.

                Section 2.02     Delivery of Possession.

              (a)     Landlord shall deliver possession of the Premises to Tenant in its "as is" condition on the Commencement Date. Tenant will construct or install in the Premises the Tenant Improvements (as defined in Rider No. 1) according to the Work Letter. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Premises except as expressly provided in this Lease and Rider No. 1. If for any reason, Landlord cannot deliver possession of the Premises to Tenant on or before the fixed date component of the Commencement Date, this Lease will not be void or voidable, and Landlord will not be liable to Tenant for any resultant loss or damage.

                Section 2.03     Holding Over.

              Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify and hold Landlord harmless against all damages, claims, losses, penalties, charges, and expenses (including reasonable attorney's fees) incurred by Landlord resulting from any delay by Tenant in vacating the Premises. If Tenant does not vacate the Premises upon the expiration or earlier termination of this Lease, Tenant's occupancy of the Premises shall be a tenancy at sufferance, subject to all of the terms of this Lease applicable to a tenancy at sufferance, except that the Base Rent then in effect shall be equal to one hundred fifty percent (150%) of the Base Rent in effect immediately prior to the expiration or earlier termination of this Lease. Nothing contained in this Section 2.03 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or earlier termination of this Lease.

                Section 2.04     Common Building Areas.

              Tenant shall have the nonexclusive right to the use in common with other tenants in the Building, subject to the Rules and Regulations referred to in Section 13.15 below, the Common Building Areas appurtenant to the Premises, as they may change from time to time.

                Section 2.05      Landlord's Rights in Common Building Areas.

              Landlord hereby reserves the right from time to time to do the following provided it is done without unreasonable interference with Tenant's use of the Premises:

              (a)     To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

              (b)     To make changes to the Common Building Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, and walkways and the parking facilities for the Building;

              (c)     To close temporarily any of the Common Building Areas for maintenance purposes or to prevent prescriptive easements so long as access to the Premises remains available, provided that if Landlord temporarily closes the parking facility, Landlord shall provide reasonably convenient alternative parking within the Crossing Business Center.

              (d)     To designate other land outside the boundaries of the Building and/or the Crossing Business Center to be a part of the Common Building Areas;

              (e)     To add additional buildings and improvements to the Common Building Areas, including, without limitation, the construction of buildings, parking structures or surface parking areas;

              (f)     To use the Common Building Areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof provided, however, that such use of the Common Building Areas shall be reasonable, including without limitation, the duration and extent of such use; and

              (g)     To do and perform such other acts and make such other changes in, to or with respect to the Common Building Areas and the Building as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

              Notwithstanding the foregoing, Landlord agrees that none of its actions under Section 2.05 hereof shall reduce Tenant's Rentable Square Feet or Useable Square Feet or reduce the number of parking spaces.

ARTICLE 3
BASE RENT

               Section 3.01     Time and Manner of Payment.

              Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.02 above for the first full month of the Lease Term for which Rent is owed. The Base Rent for the first month of the Lease Term shall be prorated on the basis of the actual number of days in such month, if such month is a fractional month. If such month is a fractional month, then the Base Rent for such fractional month shall be due and payable on the Commencement Date. Thereafter, on the first day of the second month of the Lease Term for which Rent is owed and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord's Address or at such other place as Landlord may designate in writing. Base Rent is due on or before the first (1st) day of each month.

               Section 3.02     [Intentionally Omitted]

ARTICLE 4
OTHER CHARGES PAYABLE BY TENANT

               Section 4.01     Additional Rent.

              All charges payable by Tenant hereunder other than Base Rent are called "Additional Rent". Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent. The term "Rent" shall mean Base Rent and Additional Rent.

               Section 4.02    Excess.

              (a)     The Tenant will be obligated to pay its proportionate share of the increases in Standard Operating Costs and Variable Operating Expenses over the Expense Stop in accordance with this Section 4.02. Tenant shall during the Lease Term pay as Additional Rent an amount equal to the excess (the "Excess") from time to time the (i) sum ("Tenant's Total Operating Costs") of (a) total annual Standard Operating Costs per square foot of Tenant's Rentable Square Feet as grossed up, if applicable, plus (b) the Variable Operating Expenses per square foot of Tenant's Adjusted Rentable square feet, as grossed up, if applicable, over and above (ii) the Expense Stop. The Excess shall be obtained by multiplying the (A) difference between the annual Tenant's Total Operating Costs and the Expense Stop, by (B) the square footage of Tenant's Rentable Square Feet. The inclusion of the improvements, facilities and services described in the definition of Standard Operating Costs shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide any of said services unless Landlord has agreed elsewhere in this Lease to provide the specific improvement, facility or service.

              (b)     Tenant shall pay the Excess, in advance, in monthly installments with the Base Rent based on Landlord's good faith estimate of the Excess. Landlord may adjust such estimates from time to time as Landlord determines, but Landlord shall not be permitted to make such adjustment more than once each calendar year, which adjustment will be effective as of the next rent payment date after notice to Tenant. After the end of each calendar year, Landlord shall deliver to Tenant a statement ("Actual Statement"), in reasonable detail, of the actual Standard Operating Costs and Variable Operating Expenses incurred by Landlord during the preceding calendar year and the portion thereof required to be paid by Tenant hereunder. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit given to Tenant, as the case may be, to reflect the actual Standard Operating Costs and Variable Operating Expenses.

              (c)     [Intentionally Omitted].

              (d)     In the event of any good faith dispute as to the amount of the Excess Operating Expenses as set forth in the statement of actual Standard Operating Costs and Variable Operating Expenses, Tenant shall have the right, no more frequently than once per calendar year, after reasonable notice to Landlord and at reasonable times, to inspect and photocopy Landlord's Standard Operating Costs' and Variable Operating Expenses' records at Landlord's offices. If, after such inspection and photocopy, Tenant continues, in good faith, to dispute the amount of the Excess, as set forth in said statement, Tenant shall be entitled not later than one (1) year following Tenant's receipt of an Actual Statement to retain a national, independent, certified public accountant who is not contracted on a contingency fee basis and is mutually acceptable to Landlord and Tenant to audit Landlord's Standard Operating Costs' and Variable Operating Expenses' records with respect to the calendar year covered by Actual Statement to determine the proper amount of the Excess. Landlord shall be entitled to review the results of such audit promptly after completion of same. If the results of such audit prove that Landlord has overcharged Tenant, then within fifteen (15) days after the results of the audit are made available to Landlord, Landlord shall credit Tenant the amount of such overcharge toward the payments of Base Rent and Additional Rent next coming due under this Lease. If such audit proves that Landlord has undercharged Tenant, then within fifteen (15) days after the results of the audit are made available to Tenant, Tenant shall pay to Landlord the amount of any such undercharge. Tenant agrees to pay the cost of such audit, provided that Landlord shall reimburse Tenant the amount of such cost if the results of such audit prove that Landlord's determination of the Standard Operating Costs and Variable Operating Expenses (as set forth in the Actual Statement) was in error by more than five percent (5%). If Tenant does not request an audit in accordance with the provisions of this Section 4.02(d) within one (1) year after Tenant's receipt of an Actual Statement, such Actual Statement shall be conclusively binding upon Tenant. Landlord shall be required to maintain records of all Standard Operating Costs and Variable Operating Expenses for three (3) years following the issuance of the Operating Cost statement for such Standard Operating Costs and Variable Operating Expenses. The payment by Tenant of any amounts pursuant to this Article shall not preclude Tenant from questioning the correctness of any such statement.

               Section 4.03     Personal Property Taxes.

              (a)     Tenant shall pay all taxes charged against trade fixtures, utility installations, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use its best efforts to have personal property taxed separately from the Premises.

              (b)     If any of Tenant's personal property is taxed with the Premises, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

               Section 4.04     Services To Be Furnished By Landlord.

              Landlord agrees to furnish Tenant the following services as Standard Operating Costs and Variable Operating Expenses for the Building (except as specifically provided below):

              (a)     Hot and cold water at those points of supply provided for general use of tenants in the Building, central heat and air conditioning in season, at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service at times other than "Normal Business Hours" for the Building (which are 8:00 a.m. to 6:00 p.m. on Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of normal holidays), shall be furnished to Tenant on a twenty-four (24) hour per day basis, three hundred sixty-five (365) days per year. Tenant shall bear the entire cost of such additional service as such costs are determined by Landlord from time to time, except that Landlord shall provide Tenant heating and air conditioning from 7:00 a.m. to 8:00 a.m., free of charge (Monday through Friday). Such costs shall be included in the Variable Operating Expenses to be paid by Tenant pursuant to the Lease.

              (b)     Routine maintenance and electric lighting service for all Common Areas and service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

              (c)     Janitorial service, five (5) days a week, exclusive of Normal Holidays (hereinafter defined); provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent upon presentation of a statement therefor by Landlord. For purposes of this Section 4.04 to the Lease, normal holidays ("Normal Holidays") shall be defined as New Years Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas.

              (d)     Subject to the provisions of Section 4.04(h), facilities to provide all electrical current required by a typical office user, as determined by Landlord, in its use and occupancy of the Premises.

              (e)     All Building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas of the Building.

              (f)      Security in the form of limited access to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate. Landlord may charge a fee for card keys or other security devices. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages resulting from the actions of unauthorized persons on the Premises or in the Building and Landlord shall not be required to insure against any such losses. Tenant shall cooperate fully in Landlord's efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord which respect thereto.

              (g)     Access to the Premises, the Building, and the parking facilities twenty-four (24) hours a day, seven (7) days per week and fifty-two weeks per year; provided, however, such access shall be limited by the Building access system, parking facilities access system, and temporary closures that may be necessary to maintain the Building and/or parking facilities.

              (h)     [Intentionally Omitted.]

              The failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Tenant shall have no claim for offset or abatement or rent or damages on account of an interruption in service resulting therefrom.

               Section 4.05     Insurance.

              (a)     Landlord shall maintain property insurance on the Building Shell and appurtenant structures in the Common Building Areas in an amount which is the greater of (i) the full replacement value thereof as reasonably ascertained by Landlord's insurance carrier or (ii) such other amount as any Mortgagees may deem necessary or appropriate. The cost of such insurance shall be included within the definition of Standard Operating Costs hereunder. Payments for losses thereunder shall be made solely to Landlord or the Mortgagees as their respective interests shall appear. In addition, Tenant shall obtain and keep in force at all times during the Lease Term, a policy or policies of insurance covering loss or damage to all of the improvements, betterments, personal property, utility installations, trade fixtures, furnishings, income and business contents located within the Premises other than the Building Shell (including all Tenant Improvements constructed in accordance with Rider No. 1) in the amount of one hundred percent (100%) of the full replacement value thereof as reasonably ascertained by the Tenant's insurance carrier against risks of direct physical loss or damage, normally covered in an "all risk" policy (including the perils of flood and surface waters), as such term is used in the insurance industry; provided, however, that Tenant shall have no obligation to insure against earthquake. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, if the Premises have also been damaged, and if Landlord terminates this Lease, Tenant will immediately pay to Landlord all of its insurance proceeds, if any, relating to any and all Tenant Improvements constructed pursuant to Rider No. 1 to this Lease and any alterations made thereto (but not to Tenant's trade fixtures, equipment, furniture or other personal property of Tenant) in the Premises.

              (b)     Tenant shall, at Tenant's expense, maintain a policy of Commercial General Liability insurance insuring Tenant and as additional insureds, Landlord and any Mortgagees, against liability arising out of the ownership, use, occupancy or maintenance of the Premises. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than Two Million Dollars ($2,000,000) per occurrence. The initial amount of such insurance shall be subject to periodic increase upon reasonable demand by Landlord based upon inflation, increased liability awards, recommendation of professional insurance advisers, and other relevant factors. However, the limits of such insurance shall not limit Tenant's liability nor relieve Tenant of any obligation hereunder. Such policy shall contain the following provision: "Such insurance as afforded by this policy for the benefit of Landlord shall be primary as respects any claims, losses or liabilities arising out of the use of the Premises by the Tenant or by Tenant's operation and any insurance carried by the Landlord shall be excess and noncontributing." The policy shall insure Tenant's performance of the indemnity provisions of Section 5.05.

              (c)     Tenant shall, from time to time, at Tenant's sole expense, obtain and maintain other types of insurance as Tenant, Landlord or the Mortgagees of Landlord may reasonably require in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

              (d)      Insurance required to be maintained by Tenant hereunder shall be in companies holding a "General Policyholders' Rating" of B-plus or better and a "financial rating" of 10 or better, as set forth in the most current issue of "Best's Insurance Guide", or such comparable ratings as Landlord shall approve, in its sole discretion. Tenant shall promptly deliver to Landlord, within thirty (30) days of the Commencement Date, original certificates evidencing the existence and amounts of such insurance. No such policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Landlord. Tenant shall, within thirty (30) days prior to the expiration, cancellation or reduction of such policies, furnish Landlord with renewals or "binders" thereof. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies required under this Lease.

              (e)     Tenant's obligations to carry insurance provided for in this Article, including, without limitation, Section 4.05(b), may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that Landlord, or any Mortgagee and Landlord's lessor, shall be named as an additional insured thereunder as their respective interests may appear; and that the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that the requirements set forth herein are otherwise satisfied.

              (f)     Landlord shall maintain, as part of the Operating Costs, during the Lease Term, with solvent and responsible companies, comprehensive general liability insurance covering injuries occurring on the Property arising from Landlord's negligence, which shall be on an occurrence basis providing single-limit coverage in an amount not less than Two Million Dollars ($2,000,000) per occurrence.

               Section 4.06     Waiver of Subrogation.

              Tenant and/or Landlord shall obtain from the issuers of the insurance policies referred to in this Article Four a mutual waiver of subrogation provision in said policies and Tenant and Landlord each hereby release and relieve the other, and waive any and all rights of recovery against the other, or against the employees, officers, agents and representatives of the other, for loss or damage arising out of or incident to the perils required to be insured against under this Section 4 which perils occur in, on or about the Premises, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors or invitees.

               Section 4.07     Late Charges.

              Tenant acknowledges that Tenant's failure to pay Base Rent or Additional Rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Premises. Therefore, if Landlord on more than two (2) occasions in a calendar year does not receive any Rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, the Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 3.01 above.

               Section 4.08     Interest on Past Due Obligations.

              Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of (i) fifteen percent (15%) per annum, or (ii) the Prime Rate plus five (5) percentage points per annum, whichever is greater, from the due date of such amount, provided on the first two (2) occasions in a calendar year that Tenant does not pay any amount owed by Tenant to Landlord as and when due, no interest shall accrue on such amount until the tenth day of the month. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

               Section 4.09     Return of Check.

              If Base Rent or Additional Rent is paid by check and the check is returned to Landlord for any reason whatsoever without payment, Tenant shall be assessed a late charge and interest on past due amount pursuant to Sections 4.07 and 4.08 as well as a Fifty Dollar ($50) fee. If payment is returned for insufficient funds, Landlord has the right to demand that such payment be in the form of a cashiers or certified check. If Tenant has two (2) or more insufficient funds' payments in a twelve (12) month period, Landlord will demand all subsequent payments be in the form of a cashiers or certified check.

               Section 4.10     Security Deposit; Increases.

              Upon the execution of this Lease, Tenant shall deposit with Landlord a cash security deposit (the "Security Deposit") in the amount of the Initial Security Deposit set forth in Section 1.01(i) above. Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. Each time the Base Rent is increased, Tenant shall, on or before the date that the first increased Base Rent payment is due, deposit additional funds with Landlord sufficient to increase the Security Deposit to an amount which bears the same relationship to the adjusted Base Rent as the Initial Security Deposit bore to the initial Base Rent. Notwithstanding anything in the Lease to the contrary, no purchaser of Landlord's interest in the Building or holder of any mortgage, deed of trust, ground lease or other lien on the Building shall be liable for the return of any Security Deposit unless and until such Security Deposit is actually transferred by Landlord to such party.

               Section 4.11     Termination; Advance Payments.

              Upon expiration of this Lease or other termination of this Lease not resulting from Tenant's default, and after Tenant has vacated the Premises in the manner required by this Lease, an equitable adjustment shall be made concerning advance rent and other advance payments made by Tenant to Landlord, and Landlord shall refund any unused portion of the Security Deposit to Tenant, or, at Landlord's option, to Tenant's assignee or sublessee.

ARTICLE 5
USE OF PROPERTY

               Section 5.01     Permitted Uses.

              Tenant may use the Premises only for the Permitted Uses set forth in Section 1.01(r) above.

               Section 5.02     Manner of Use.

              Tenant shall not cause or permit the Premises to be used in any way (i) which constitutes (or would constitute) a violation of any Laws, occupancy certificate, the requirements of any board of fire underwriters or similar body, as any of the same now or in the future may exist, or (ii) which annoys or interferes with the rights of tenants or users of the Building, or (iii) which constitutes a nuisance or waste, or (iv) which is prohibited by the Declaration. Tenant, at its sole cost and expense, shall comply with all Laws now in force or which may hereafter be in force regulating the use, occupancy or alterations by Tenant of the Premises. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant's intended use or whether such use complies with all such Laws.

              Section 5.03     Hazardous Substances.

(a) Reportable Uses Require Consent.

The term "Hazardous Substance" as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant's sole cost and expense) with all Applicable Requirements (as defined in Section 5.03(d)). "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord's prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Uses, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant's giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises and the environment against damage, contamination or injury and/or liability therefor, including but not limited to the installation (and, at Landlord's option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit.

(b) Duty to Inform Lessor.

If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or the Building, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification.

Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by anyone under Tenant's control. Tenant's obligations under this Section 5.03(c) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

(d) Tenant's Compliance with Requirements.

Tenant shall, at Tenant's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Requirements", which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within five (5) days after receipt of Landlord's written request, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant's compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

(e) Inspection; Compliance with Law.

Landlord, Landlord's agents, employees, contractors and designated representatives, and any Mortgagees, shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements, and Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant's activities, including but not limited to Tenant's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a default of this Lease by Tenant or a violation of Applicable Requirements or a contamination, caused or materially contributed to by Tenant, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Tenant shall upon request reimburse Landlord or Landlord's Mortgagee, as the case may be, for the costs and expenses of such inspections.

               Section 5.04    Signs and Auctions.

              Tenant shall not place any signs on the Premises without Landlord's prior written consent. Tenant shall not conduct or permit any auctions or sheriff's sales at the Premises. Tenant shall have the right to designate two (2) names on the directory board in the lobby of the Building. Landlord shall have the option to maintain, in place of the directory board in the lobby of the Building, a computerized directory with display screen which has the capacity to accommodate Tenant's name designation.

              Subject to all governmental laws, rules and regulations, Tenant shall be allowed to place a sign on the exterior of the Building (the "Exterior Sign"), at Tenant's sole cost and expense, subject to such terms and conditions as Landlord may require for such signage at the Crossing Business Center. Subject to Landlord's reasonable approval, Tenant may contract directly with a sign company for the manufacturing and installation of the Exterior Sign and shall be responsible for all costs to manufacture, install, maintain, repair, remove and operate the Exterior Sign. Landlord shall be responsible for the cost to remove the existing exterior sign, if any.

               Section 5.05     Indemnity.

              Tenant shall indemnify and hold harmless Landlord and all agents, servants and employees of Landlord from and against all claims, losses, damages, liabilities, expenses (including reasonable attorneys' fees), penalties and charges arising from or in connection with (i) Tenant's use of the Premises during the Lease Term, or (ii) the conduct of Tenant's business, or (iii) any activity, work or things done, permitted or suffered by Tenant in or about the Premises during the Lease Term. Tenant shall further indemnify and hold harmless Landlord from and against any and all claims, loss, damage, expense (including reasonable attorneys' fees), penalty or charge arising from any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon (individually, a "Claim" and collectively "Claims"). If any action or proceeding be brought against Landlord by reason of any such Claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord. Tenant, as a material part of its consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in or upon the Premises arising from any cause and Tenant hereby waives all Claims in respect thereof against Landlord. Notwithstanding the foregoing, Tenant shall not be required to assure the risk with respect to or defend, save harmless or indemnify Landlord from any Claims resulting from the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (except for damage to the Tenant Improvements and Tenant's personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease), and Landlord hereby so defends, indemnifies and holds Tenant harmless from any such Claims. In addition, because Landlord is required to maintain insurance on the Building and Tenant compensates Landlord for such insurance as part of Operating Costs and because of the existence of waivers of subrogation set forth in Section 4.06 of this Lease, Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is (or, if Landlord has failed to properly maintain such insurance, should have been) covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Tenant or those of its agents, contractors or employees. Similarly, since Tenant must carry insurance pursuant to Section 4.05(a) to cover its personal property within the Premises and the Tenant Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises to the extent such Claim is (or, if Tenant has failed to properly maintain such insurance, should have been) covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors or employees. The provisions of this Section 5.05 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination. The foregoing indemnity requirements are not intended to nor shall it relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover the results of negligent acts or omissions of Landlord, its officers, agents, contractors or employees, or the failure of Landlord to perform any of its obligations under this Lease.

               Section 5.06     Landlord's Access.

              Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or tenants or other parties, or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary "For Sale" or "For Lease" signs on the Premises. During any entry into the Premises Landlord shall use its reasonable efforts to minimize interference with Tenant's business operations. Notwithstanding anything to the contrary contained in this Lease, in the event that due to (i) any entry by or on behalf of Landlord into the Premises or (ii) Landlord's failure to perform those obligations under this Lease required of Landlord that are within the sole control of Landlord, the Premises are rendered wholly or partially untenantable for a period of three (3) consecutive business days after Landlord receives written notice ("Abatement Notice") from Tenant describing the reason the Premises are wholly or partially untenable and the cause of such untenantability, then during the period of such untenantability, commencing on the fourth (4th) day after receipt of the Abatement Notice until such untenantability is cured, all Rent shall abate in proportion to the degree to which Tenant's use of the Premises is impaired and Tenant does not use the Premises.

               Section 5.07     Exclusivity

              So long as Tenant had not committed an Event of Default (as defined in Article 10 of this Lease) under this Lease, Landlord, during the original or any renewal term of this Lease, shall not lease space in the Building to any entity whose principal business is travel related.

ARTICLE 6
CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

               Section 6.01     Existing Conditions.

              Except as may be set forth in Rider No. 1, Tenant accepts the Premises in its condition "AS IS" as of the date of execution of this Lease, subject to all recorded matters and Laws. Tenant acknowledges that neither Landlord nor any employee or agent of Landlord has made any representation as to the condition of the Premises or the suitability of the Premises for Tenant's intended use.

               Section 6.02     Exemption of Landlord from Liability.

              Landlord shall not be liable for and Tenant shall indemnify and hold Landlord harmless from and against all claims, losses, damages, expenses, penalties and charges arising from or in connection with any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) the failure, delay or diminution in the quality or quantity of any utilities or services supplied to the Premises or the Building, or (d) any conditions arising in or about the Premises, or from other sources or places, nor shall any of the same be construed as an eviction of Tenant, nor, unless otherwise permitted under this Lease, work an abatement of Rent, nor relieve Tenant from any obligation under this Lease. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct. In addition to any limitation of Landlord's liability contained in the Lease, Tenant hereby agrees that any claim for damages against Landlord shall be subject and subordinate to the interest of any mortgagee in the Building and Property.

               Section 6.03     Landlord's Obligations.

              Except as otherwise expressly provided herein, Landlord shall not be required to perform any maintenance or to make any repairs to the Premises. Tenant shall not be required to make any repairs, alterations or replacements of a structural nature or involving the Building's systems or structures. Landlord shall, as part of the Standard Operating Expenses, perform all maintenance and repairs which Tenant is not expressly required to perform under this Lease including maintenance and repair of all the interior and exterior Common Areas including the parking areas, grounds, Building's systems which include elevators, plumbing, electrical, heating, air conditioning, or other systems so as to keep and maintain the same in first-class appearance and condition.

               Section 6.04      Tenant's Obligations.

              Tenant agrees not to commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease agrees to deliver up the Premises to Landlord in as good condition as at the Commencement Date of this Lease, ordinary wear and tear excepted.

               Section 6.05     Alterations, Additions, and Improvements.

              (a)     Tenant shall have the right to install, at Tenant's sole cost and expense, an additional back-up generator in a manner and location to be approved by Landlord. Tenant shall have the right to remove the additional generator upon termination of the Lease.

              (b)     Tenant shall have the right to relocate, at Tenant's sole cost and expense, the existing security system ("Existing Security System"), now located on the first (1st ) floor, to Tenant's Premises, subject to the provisions contained in this Section 6.05(b) and Sections 6.05(c) and 6.05 (d). Tenant shall have the right to use the Existing Security System for the purpose of providing an independent security system ("Tenant's Security System") to the Premises, with the understanding that Landlord shall install a master security system ("Master Security System") for the balance of the Building. All alterations to the Existing Security System, and operation of Tenant's Security System, shall be conducted in such a manner that does not interfere with Landlord's installation and operation of the Master Security System. Tenant shall coordinate with Landlord so that Landlord's rights to access the Premises as stated in Section

5.06 are unhindered. Tenant's rights to the Existing Security System as set forth in this Section 6.05(b) shall not commence until the earlier to occur of (i) Landlord's completion of the Master Security System or (ii) the Commencement Date.

              (c)     Notwithstanding the foregoing, Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord's prior written consent, provided, however, Tenant, without Landlord's consent, may make non-structural alterations that do not affect the Building's electrical, mechanical, plumbing, HVAC or other systems if such alterations cost no more than Twenty Thousand and 00/100 Dollars ($20,000.00) in any calendar year. Whether Landlord's consent is required or not, Tenant shall deliver to Landlord, for Landlord's approval which shall not be unreasonably withheld or delayed, and if Landlord's consent is not required, shall be limited to verifying that Landlord's consent is not required, prior to any construction, a complete set of plans and specifications for the proposed alterations, additions or improvements, copies of contracts with general contractors, evidence of contractor's insurance and bonds, and all necessary permits for such construction. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(c) upon Landlord's written request. All alterations, additions, and improvements will be accomplished in a good and workmanlike manner, in conformity with all applicable Laws, and by a contractor approved by Landlord. Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design, sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials.

              (d)     Tenant shall pay when due all claims for labor and material furnished to the Premises. Tenant shall give Landlord at least ten (10) days prior written notice of the commencement of any work on the Premises. Landlord may elect to record and post notices of non-responsibility on the Premises.

               Section 6.06     Condition Upon Termination.

              Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. Except for the Tenant Improvements, which need not be removed, Landlord shall notify Tenant when Tenant makes a request to make alterations, additions or improvements whether Landlord's consent is conditioned upon the removal of such alterations, additions or improvements at the termination of the Lease. Tenant shall remove those alterations, additions or improvements that Landlord designated to be removed as a condition of Landlord providing Tenant with consent to construct such alterations, additions or improvements and restore the Premises to its prior condition, all at Tenant's expense. In the event alterations, additions, or improvements do not require Landlord's consent to make (or Tenant has otherwise failed to obtain Landlord's consent for such alterations, additions, or improvements), Landlord, at Landlord's sole discretion, shall have the right to require Tenant to remove such alterations, additions or improvements by written notice to Tenant within thirty (30) days after the termination of this Lease and restore the Premises to its prior condition, at Tenants expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the termination of the Lease, except that Tenant may remove any of Tenant's trade fixtures and personal property which can be removed without material damage to the Premises. Tenant shall repair, at Tenant's expense, any damage to the Premises caused by the removal of any such trade fixtures and personal property. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment.

ARTICLE 7
DAMAGE OR DESTRUCTION

               Section 7.01     Property Damage.

              If the Premises or any part thereof shall be damaged by fire or other peril, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration, repair or reconstruction of any portion of the Building shall, in Landlord's sole opinion, be required (whether or not the Premises shall have been damaged by such peril) or in the event the Mortgagee shall require that the insurance proceeds payable as a result of a peril be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within forty-five (45) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease,

Landlord shall, as Landlord's sole obligation, commence and proceed with reasonable diligence to restore the Building Shell to substantially the same condition in which it was immediately prior to the occurrence of the peril in a dollar amount not to exceed the insurance proceeds. When the Building Shell has been restored by Landlord, Landlord or Tenant, at Landlord's option, shall complete the restoration of the Premises, including the reconstruction of all improvements in order to complete the Premises and restore the Premises to the same condition and build-out as prior to the casualty, including all improvements constructed pursuant to Rider No. 1. However, in no event shall Landlord's costs to complete the restoration exceed the insurance proceeds. If Tenant is responsible for such restoration of the Premises, any plans and specifications for such restoration and reconstruction and the contractor retained by Tenant for such restoration and reconstruction shall be subject to the approval of Landlord. Any shortfall between the amount of insurance proceeds and the actual costs of such reconstruction shall be deposited by Tenant prior to the commencement of such reconstruction and, if additional costs occur, immediately upon demand therefor. All insurance proceeds payable pursuant to policies maintained by Tenant pursuant to Section 4.05 shall be applied by Tenant to such reconstruction. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except as set forth in Section 7.02 below. Notwithstanding anything in the Lease to the contrary, Tenant's rights to any insurance proceeds as described in this Section 7.01 shall be subject and subordinate to the rights of Mortgagee. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease if the Premises are damaged by fire or other peril and the Premises can not be restored within twelve (12) months after the occurrence of such damage or Landlord fails to restore the Premises within the twelve (12) month period. In the event Tenant desires to terminate the Lease due to either the reason (i) that the Premises can not be restored, as reasonably determined by Landlord, within twelve (12) months after the occurrence of such damage ("Landlord's Estimated Restoration Period"), or (ii) Landlord's failure to restore the Premises within the twelve (12) month period ("Restoration Construction Period"), Tenant shall provide Landlord with written notice ("Termination Notice") of Tenant's intent to terminate the Lease. In the event Tenant desires to terminate the Lease due to the reason that Landlord's Estimated Restoration Period exceeds twelve (12) months, Tenant shall provide Landlord with the Termination Notice within thirty (30) days ("Early Termination Period") after receipt of Landlord's estimate of the rebuilding period. Tenant's failure to timely provide Landlord with the Termination Notice within the Early Termination Period shall be deemed Tenant's waiver of its right to terminate this Lease for the reason that the Landlord's Estimated Restoration Period exceeds twelve (12) months. If Tenant fails to terminate this Lease during the Early Termination Period, Tenant shall not be permitted to exercise its right to terminate this Lease unless Landlord fails to restore the Premises during the Restoration Construction Period. Immediately following the expiration of the Restoration Construction Period, if Landlord has failed to restore the Premises, Tenant shall have the right to terminate this Lease by providing Landlord with the Termination Notice. Upon Landlord's receipt of the Termination Notice, Landlord shall have an additional thirty (30) days to complete the restoration of the Premises. If Landlord completes the restoration of the Premises within the thirty (30) day period, the Tenant's Termination Notice shall become void and the Lease shall continue in full force and effect.

               Section 7.02     Reduction of Rent.

              If the Premises is destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Seven, any Base Rent payable during the period commencing as of the date of the casualty and continuing for the period of time, as determined by Landlord, required for Tenant and Landlord to complete the repairs described in this Article Seven, due to such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Premises is impaired as of the date of the casualty as determined by Landlord. If any casualty is the result of the fault or negligence of Tenant or any of Tenants agents, employees or invitees, the Base Rent hereunder shall not be diminished during the repair of such damage. Except for such possible reduction in Base Rent, Tenant shall not be entitled to any abatement, compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises. In the event this Lease is terminated pursuant to this Article Seven, such termination shall be effective as of the date of the casualty.

               Section 7.03     Waiver.

              Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial destruction of the leased property. Tenant agrees that the provisions of this Article Seven above shall govern the rights and obligations of Landlord and Tenant in the event of any casualty to the Premises.

ARTICLE 8
CONDEMNATION

               Section 8.01     Condemnation.

              If the whole or substantially the whole of the Building or the Premises shall be taken for any public or quasi-public use, by right of eminent domain or otherwise or shall be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant; in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If the Lease is not so terminated upon any such taking or sale, the Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claims to any such compensation.

ARTICLE 9
ASSIGNMENT AND SUBLETTING

               Section 9.01     Landlord's Consent Required.

              No portion of the Premises or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, any cumulative transfer of more than twenty percent (20%) of the partnership interests shall require Landlord's consent. If Tenant is a corporation, Tenant shall notify Landlord of any change in a controlling interest of the voting stock of the corporation.

               Section 9.02     Landlord's Election.

              Tenant's request for consent to any transfer described in Section 9.01 above shall be accompanied by a written statement setting forth the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and rent and security deposit payable under any assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right in Landlord's sole discretion (a) to withhold consent; (b) to grant consent; or (c) if the transfer is a sublease of the Premises or an assignment of this Lease, to terminate this Lease as of the effective date of such sublease or assignment, in which case Landlord may elect to enter into a direct lease with the proposed assignee or subtenant. If Landlord consents to any assignment or sublease and Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of such Rent fairly allocable to such portion ("Profits"), then Tenant shall pay Landlord, as Additional Rent hereunder, promptly after its receipt, fifty percent (50%) of such Profits. Notwithstanding anything contained to the contrary in the provisions of the Lease relating to an assignment or subletting by Tenant, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the portion of the Premises leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

               Section 9.03     No Release of Tenant.

              No transfer consented to by Landlord, shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Upon the occurrence of any default under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting any remedies against any subtenant or assignee. Upon termination of this Lease, any permitted subtenant shall, at Landlord's option, attorn to Landlord and shall pay all Rent directly to Landlord. Landlord's acceptance of Rent from any other person shall not constitute a waiver of any provision of this Article Nine. Consent to one transfer shall not constitute a consent to any subsequent transfer. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant of its liability under this Lease.

               Section 9.04     No Merger.

              No merger shall result from Tenant's sublease of the Premises under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder.

               Section 9.05     Affiliate

              Notwithstanding anything to the contrary contained in this Article 9, an assignment or subletting of all or a portion of the Premises to an "Affiliate" of Tenant shall not be deemed a transfer under this Article 9, provided that (a) Tenant notifies Landlord of any such assignment or sublease within fifteen (15) days after its effective date and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such "Affiliate," and (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The term "Affiliate" of Tenant shall mean an entity which is controlled by, controls, or is under common control with Tenant. The term "control" or "controlled" as used in this Section 9.05 shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or more than fifty percent (50%) of the voting interest in, any entity. In no event shall a transfer, assignment or subletting of all or a portion of the Premises to an Affiliate release Tenant from the payment and performance of its obligations in the Lease, but rather Tenant and its assignee will be jointly and severally primarily liable for such payment and performance.

ARTICLE 10
DEFAULTS; REMEDIES

               Section 10.01     Covenants and Conditions.

              Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

               Section 10.02     Defaults.

              Tenant shall be in material default under this Lease:

              (a)        If Tenant abandons the Premises or if Tenant vacates the Premises for thirty (30) consecutive days;

              (b)        If Tenant fails to pay Rent or any other charge required to be paid by Tenant, as and when due, except that Tenant shall have two (2) cure periods per year where Landlord shall provide Tenant with ten (10) days prior written notice (and opportunity to cure within the ten (10) day period) before an event of default will occur;

              (c)        If Tenant fails to perform any of Tenant's nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within such ten (10) day period and thereafter diligently pursues its completion;

              (d)        (i)    If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within sixty (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this Section (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration) paid in connection with such assignment or sublease and the rent payable by Tenant hereunder; or

              (e)        Any material representation or warranty expressly contained in the Lease made by Tenant shall have been false or misleading as of the date such representation or warranty was made.

               Section 10.03     Remedies.

              On the occurrence of any default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

              (a)        Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including without limitation (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent, or such lesser amount as may then be the maximum lawful rate, accruing the date such payments are due until paid. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%);

              (b)        Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due hereunder. Landlord's election to maintain Tenant's right to possession shall not prejudice Landlord's right, at any time thereafter to terminate Tenant's right to possession and proceed in accordance with Section 10.03(a) above; or

              (c)        Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Nevada.

               Section 10.04     Cumulative Remedies.

              Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE 11
PROTECTION OF LENDERS

               Section 11.01     Subordination.

              Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or first mortgage encumbering the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. However, Tenant's right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. Landlord agrees to exercise commercially-reasonable efforts, excluding the payment of money, to obtain non-disturbance and attornment agreements from any mortgage holders or deed of trust beneficiaries who later come into existence at any time prior to expiration of the Lease Term. If any ground lessor, beneficiary or Mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or first mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or first mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. If in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request modifications to this Lease as a condition to such financing, Tenant will not withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder and do not otherwise materially adversely affect Tenant's rights hereunder. In the event that Tenant should fail to execute any instrument described in Section 11.01 within twenty (20) days after receipt of the document, Tenant shall be in default or this Lease.

         Section 11.02    Attornment.

        If Landlord's interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest.

         Section 11.03     Signing of Documents.

        Tenant shall sign and deliver any instruments or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. Such subordination and attornment documents may contain such provisions as are customarily required by any ground lessor, beneficiary under a deed of trust or mortgagee.

        Section 11.04     Estoppel Certificates.

        (a)     Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement, certifying; (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other matters as may be reasonably required by Landlord or the holder of a mortgage, deed of trust or lien to which the Premises is or becomes subject. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

        (b)     If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

        (c)     Upon Tenant's written request, Landlord shall execute, acknowledge and deliver to Tenant a written statement certifying; (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Tenant is not in default under this Lease (or, if Tenant is claimed to be in default, stating why); and (v) such other matters as may be reasonably required by Tenant. Landlord shall deliver such statement to Tenant within ten (10) days after Tenant's request.

         Section 11.05     Tenant's Financial Condition.

        Within thirty (30) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Building. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.

ARTICLE 12
LEGAL COSTS

         Section 12.01     Legal Proceedings.

        Tenants shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease. Such costs shall include actual and reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. Such attorneys' fees and costs shall be paid by the losing party in such action and Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

         Section 12.02     Landlord's Consent.

        Tenant shall pay Landlord's reasonable attorneys' fees (not to exceed Five Hundred and 00/100 Dollars ($500.00)) incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE 13
MISCELLANEOUS PROVISIONS

         Section 13.01     Non-Discrimination.

        Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing transferring, occupancy, tenure or use of the Premises or any portion thereof.

        Section 13.02     Landlord's Liability.

        As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building and Tenant agrees to look solely to such amount for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.

         Section 13.03     Severability.

        A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

        Section 13.04     Interpretation.

        The captions of the Articles and Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Premises with Tenant's expressed or implied permission.

         Section 13.05     Incorporation of Prior Agreements; Modifications.

        This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

         Section 13.06     Notices.

        All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to Tenant's Address specified in Section 1.01(v) above, except that upon Tenant's taking possession of the Premises, the Premises shall be Tenant's address for notice purposes. Notices to Landlord shall be delivered to Landlord's Address specified in Section 1.01(k) above. Notices deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) calendar days after it is so deposited. All other notices shall be effective upon delivery or attempted delivery in accordance with this Section 13.06. Either party may change its notice address upon written notice to the other party.

         Section 13.07     Waivers.

        All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord, and Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

         Section 13.08     No Recordation.

        Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "short form" memorandum of this Lease executed by both parties be recorded; provided that, in such event, Tenant hereby covenants and agrees that, upon the expiration or earlier termination of the Lease Term, Tenant will execute and deliver a quitclaim deed to Landlord in form reasonably satisfactory to Landlord, in favor of Landlord, or Landlord's successor in interest releasing and conveying any and all right, title, or interest of Tenant in the Premises, the Building, and the Crossing Business Center.

         Section 13.09     Binding Effect, Choice of Law.

        This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. This Lease shall be governed by and construed in accordance with the laws of the State of Nevada.

         Section 13.10     Corporate Authority; Partnership Authority.

        If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he is a general partner of the partnership, that he has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership.

         Section 13.11     Joint and Several Liability.

        All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

         Section 13.12     Force Majeure.

        If Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, governmental regulation or restriction and weather conditions.

         Section 13.13     Execution of Lease.

        This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. The delivery of this Lease by Landlord to Tenant shall not be deemed to be an offer and shall not be binding upon either party until executed and delivered by both parties.

         Section 13.14     Brokers and Leasing Agents.

        Landlord represents and warrants to Tenant, and Tenant represents and warrants to Landlord, that no broker, leasing agent or finder has been engaged by it other than Tenant's Broker (if any) specified in

Section 1.01(w) in connection with any of the transactions contemplated by this Lease, or to its knowledge is in any way connected with any of such transactions. Subject to the terms and conditions of a written commission agreement ("Commission Agreement") entered into between Landlord and Tenant's Broker (if any), Landlord shall be responsible for the payment of a commission to Tenant's Broker in accordance with the Commission Agreement. In the event of any claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Lease other than by the Tenant's Broker (if any), Tenant shall indemnify, save harmless and defend Landlord from and against such claims if they shall be based upon any statement or representation or agreement made by Tenant, and Landlord shall indemnify, save harmless and defend Tenant if such claims shall be based upon any statement, representation or agreement made by Landlord.

         Section 13.15     Rules and Regulations.

        Tenant shall faithfully observe and comply with the "Rules and Regulations", a copy of which is Exhibit "C" attached hereto and incorporated herein by this reference and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of any of said Rules and Regulations. Tenant shall be responsible for the observance of all the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

         Section 13.16     [Intentionally Omitted].

         Section 13.17     Liens.

        Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against the real property of which the Premises form a part nor against the Tenant's leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed and are not discharged by Tenant by bond or otherwise within ten (10) days after the filing thereof, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

        IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease in the State of Nevada on the day and year first above written and have initialed all Riders which are attached to or incorporated by reference in this Lease.

LANDLORD:	TENANT:

HOWARD HUGHES PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership	EXPEDIA, INCORPORATED, a Washington corporation

By its sole general partner: THE HOWARD HUGHES CORPORATION, a Delaware corporation	By: /s/ Greg Stanger Print Name: Greg Stanger

By: /s/ Daniel Van Ept	Print Title: Chief Financial Officer

Print Name: Daniel Van Ept

Print Title: President

EXHIBIT "A"

CROSSING BUSINESS CENTER

[Building Depiction Indicating Location of Premises]

EXHIBIT "B"

CROSSING BUSINESS CENTER

[Legal Description of Building Site]

THAT PORTION OF LOT 1 IN BLOCK A OF "THE CROSSING BUSINESS CENTER II" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 70, PAGE 61 OF PLATS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN SECTIONS 24 AND 25 IN TOWNSHIP 20 SOUTH, RANGE 59 EAST, M.D.M. AND WITHIN SECTION 19, TOWNSHIP 20 SOUTH, RANGE 60 EAST, M.D.M., CITY OF LAS VEGAS, CLARK COUNTY, NEVADA AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF COVINGTON CROSS DRIVE (VARYING WIDTH) WITH THE CENTERLINE OF TOWN CENTER DRIVE (VARYING WIDTH); THENCE ALONG THE CENTERLINE OF COVINGTON CROSS DRIVE, THE FOLLOWING FOUR (4) COURSES: NORTH 48" 00' 00" WEST, 633.86 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 1500.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, THROUGH A CENTRAL ANGLE OF 16" 52' 00", AN ARC LENGTH OF 441.57 FEET; THENCE NORTH 31" 08' 00" WEST, 564.69 FEET; THENCE CURVING TO THE LEFT ALONG THE ARC OF A 1500.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 31" 54' 33", AN ARC LENGTH OF 835.38 FEET TO A POINT TO WHICH A RADIAL LINE BEARS NORTH 26" 57' 27" EAST; THENCE ALONG THE NORTHEASTERLY PROLONGATION OF SAID RADIAL LINE, NORTH 26" 57' 27" EAST, 42.00 FEET TO THE POINT OF BEGINNING ON THE NORTHEASTERLY LINE OF COMMON LOT "K" IN BLOCK D OF "THE CROSSING AT SUMMERLIN VILLAGE 8 - UNIT NO. 1 PHASE 3" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 63, PAGE 92 OF PLATS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA; THENCE DEPARTING SAID NORTHEASTERLY LINE, NORTH 23" 20' 50" EAST, 390.06 FEET; THENCE NORTH 66" 39' 10" WEST, 128.14 FEET; THENCE NORTH 23" 20' 50" EAST, 235.00 FEET; THENCE NORTH 66" 39' 10" WEST, 208.84 FEET TO A POINT ON THE SOUTHEASTERLY LINE OF LOT 9 IN BLOCK D OF SAID "THE CROSSING AT SUMMERLIN VILLAGE 8 - UNIT NO. 1 PHASE 3"; THENCE ALONG SAID SOUTHEASTERLY LINE, SOUTH 54" 55' 40" WEST, 351.40 FEET TO THE MOST NORTHERLY CORNER OF THE AFOREMENTIONED COMMON LOT "K"; THENCE ALONG THE SOUTHEASTERLY AND NORTHEASTERLY LINES OF SAID COMMON LOT "K", THE FOLLOWING FOUR (4) COURSES: SOUTH 23" 20' 50" WEST, 304.64 FEET; THENCE CURVING TO THE LEFT ALONG THE ARC OF AN 18.00 FOOT RADIUS CURVE, CONCAVE EASTERLY, THROUGH A CENTRAL ANGLE OF 90" 00' 00", AN ARC LENGTH OF 28.27 FEET; THENCE SOUTH 66" 39' 10" EAST, 405.90 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 1542.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 03" 36' 37", AN ARC LENGTH OF 97.16 FEET TO THE POINT OF BEGINNING.

CONTAINING 266,437 SQUARE FEET OR 6.1166 ACRES.

EXHIBIT "C"

CROSSING BUSINESS CENTER

RULES AND REGULATIONS

            1.     No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Tenant shall not do any painting or marking on the exterior of the Building or the Common Building Areas, including without limitation, marking of parking areas. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant, using materials and in a style and format approved by Landlord.

            2.     Window coverings must be approved by Landlord which approval shall not be unreasonably withheld. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

            3.     Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building, without the approval of Landlord.

            4.     Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises, provided, however, that Landlord shall not be entitled to possess keys to any safes; files, vaults, safe deposit boxes or keys to the Premises. Tenant shall pay Landlord Five and 00/100 Dollars ($5.00) thereafter for each additional key for Tenant's employees and Ten and 00/100 ($10.00) a key thereafter for lost keys or new employees. Without Landlord's consent, Tenant shall not make or have made additional keys furnished by Landlord. Unless Landlord otherwise agrees, Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys furnished shall pay Landlord therefor.

            5.     If Tenant requires telegraphic, telephonic, or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.

            6.     Tenant shall comply with all applicable regulations, laws, and standards, including, but not limited, to OSHA rules and regulation, if the Premises contains any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

            7.     Without the consent of Landlord, Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

            8.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant's use.

            9.    The toilet rooms, toilet urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

            10.  Unless otherwise approved by Landlord, Tenant shall not sell, or permit the sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant's Lease.

            11.  Unless approved by Landlord, Tenant shall not install any radio or television antenna, microwave dishes, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

            12.  Tenant shall not cut or bore holes for wires without Landlord's approval. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

            13.  Landlord reserves the right to exclude or expel from the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

            14.  Tenant shall store all its trash and garbage within its designated trash area. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

            15.  The Premises shall not be used for the storage of merchandise held for sale to the general public except to the extent incidental to Tenant's use of the Premises, or for lodging, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Premises, (except as permitted in these Rules and Regulations as to operating an employee cafeteria). Use by Tenant of equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances and regulations.

            16.  Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

            17.  Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

            18.  Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

            19.  Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other hazard or increase rate of fire or other insurance on the Building. Tenant shall not use or keep in the Building any inflammable or explosive fluid or substance or any illuminating materials. No space heaters or portable fans shall be operated in the Building. Tenant must submit to Landlord a certificate of Fire Retardancy for any fresh evergreens (i.e. Christmas tree, wreaths) to be brought onto the Premises.

            20.  Tenant shall notify Landlord when safes or other heavy equipment are to be taken in or out of the Building, and such moving shall only be done after written permission is obtained from Landlord on such conditions as Landlord may require in its sole discretion. Landlord shall have the power to prescribe the weight and position of heavy equipment or other objects which may overstress any portion of the Building. All damage done to the Building by such heavy items will be repaired at the sole expense of the responsible Tenant.

            21.  During normal business hours, Tenant may receive routine deliveries at the Premises (i.e. office supplies, bottled water, mail couriers and parcel shipments). All such deliveries must be made via the Building's designated service access route and under no circumstances through the front lobby door. Tenant's initial move-in, move-out and all other non-routine deliveries (i.e. furnishings, large equipment) must occur after normal business hours and only after written permission is obtained from Landlord, on such conditions as Landlord may require in its sole discretion.

            22.  Tenant shall cooperate with Landlord in keeping the Premises neat and clean.

            23.  When conditions are such that Tenant must dispose of small shipping crates or boxes, it will be the responsibility of Tenant to break down and dispose of same in the refuse container designated by Landlord. The disposal of large shipping crates or boxes (or other large objects or quantities), which in Landlord's sole determination could overload the designated refuse container, must be accommodated through Tenant's mover or vendor or may otherwise be prearranged through Landlord at an additional charge to Tenant's account.

            24.  No machinery of any kind, other than ordinary office machines such as typewriters, calculators, facsimile equipment and personal computer equipment shall be operated on the Premises unless first approved in writing by Landlord in its sole discretion.

            25.  No bicycles, motorcycles or similar vehicles will be allowed in the Building.

            26.  No nails, hooks, or screws shall be driven into or inserted in any part of the Building (other than for the purpose of hanging normal office wall decorations and furnishings) except as approved by Building maintenance personnel.

            27.  After normal business hours, Landlord reserves the right to exclude from the Building any person who does not possess an authorized means of access such as a key, card key, or a prearranged written authorization and who is otherwise not an employee or guest of Tenant. Tenant and its officers, agents or employees shall utilize card keys only as instructed by Landlord and in no event shall Tenant allow access to anyone, other than its officers, agents, employees, guests or vendors.

            28.  Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord's access will be billed to Tenant. The lighting and air conditioning equipment of the Building is the exclusive charge of Landlord and its employees.

            29.  Vending machines or dispensing machines of any kind shall not be placed in the Premises by Tenant, unless first approved in writing by Landlord in its sole discretion other than soft drinks, candy and other similar vending machines for the use of Tenant's employees.

            30.  Landlord's written approval, which shall be at Landlord's sole discretion, must be obtained prior to changing from the standard blinds. Landlord will control all blinds and internal lighting that may be visible from the exterior or public areas of the Building and shall have the right to change any unapproved blinds and lighting at Tenant's expense.

            31.  Smoking shall not be permitted in the Building. Smoking is permitted outside the Building, however, smokers must utilize the ash urns which are located outside the Building.

            32.  Landlord has the right to designate a property management company to, among other things, monitor and enforce the Rules and Regulations.

            33.  Tenant is solely responsible for the cost to maintain and repair any and all "Above Standard" items installed within their Premises (i.e., computer room air conditioning unit, sinks, garbage disposals, dishwashers, custom locking devices, specialty lighting, private restroom fixtures, etc.).

            34.  Tenant shall not park its vehicles in any parking areas designated for parking by visitors to the Building. Tenant shall not park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles.

            35.  Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

            36.  Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

            37.  Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees and agents.

            38.  Landlord reserves the right, exercisable without liability to Tenant, to change the name and street address of the Building.

            39.  Landlord reserves the right to modify and/or adopt such other reasonable and nondiscriminatory rules and regulations for the parking areas as it deems necessary for the operation of the parking area. Landlord may refuse to permit any person who violates the within rules to park in the parking area, and any violation of the rules shall subject the car to removal.

            40.  All directional signs and arrows must be observed. The speed limit shall be 5 miles per hour. Parking is prohibited: (a) in areas not striped for parking, (b) in aisles, (c) where "no parking" signs are posted, (d) on ramps, (e) in cross hatched areas, and (f) in such other areas as may be designated by Landlord as reserved for the exclusive use of others. Washing, waxing, cleaning or servicing of any vehicle by anyone is prohibited. Tenant shall acquaint all persons to whom Tenant assigns parking spaces for these Rules and Regulations.

EXHIBIT "D"

CROSSING BUSINESS CENTER

COMMENCEMENT MEMORANDUM

[TENANT]

_______________________

_______________________

_______________________

_______________________

Re:             Commencement Memorandum

Dear ______________:

            With reference to that certain lease (the "Lease"), dated ____________________, 200_, between Howard Hughes Properties, Limited Partnership a Delaware limited partnership ("Landlord"), and _____________________, a ____________________ ("Tenant"), you are hereby notified of the following. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease.

            1.     The Commencement Date of the Lease was ______________, and the Lease will expire at midnight _________, 200_, if not extended or renewed or terminated earlier pursuant to the Lease.

            2.     The Premises consist of ________________ (_______) square feet of Rentable Area and _______________ (________) square feet of Useable Area.

            3.     The prorated amount of Base Rent and Additional Rent for Operating Expenses for the partial month of ___________ is $_________________ and $______________________, respectively.

            4.     The amount of Base Rent and Additional Rent for Operating Expenses for the first full month is $_________________ and $_________________, respectively.

            5.     Pursuant to Paragraph/Article/Section/Subsection/Exhibit ___________ of the Lease, you have the right to renew the term of the Lease for one (1) additional term of _______________ {_____ years. The Second Lease Term shall commence on ______________, 200_, provided Tenant gives Landlord written notice on or before ________________, 200_, in accordance with the terms of the Lease.

Very truly yours, [LANDLORD]

Acknowledged and agreed to by ___________________________, this ____ day of ______________, 200_. By:____________________________ Print Name:_____________________ Print Title:______________________

RIDER NO. 1 – TENANT WORK LETTER

     THIS RIDER NO. 1 is attached to and made part of that certain lease dated January 10, 2001 between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, and EXPEDIA, INCORPORATED, a Washington corporation, as Tenant (the “Lease”). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provision of the Lease.

SECTION 1

DELIVERY OF THE PREMISES

1.1	Construction of Building.

	1.1.1	Base Building Improvements.

Landlord has constructed, or shall construct, through its contractor, at Landlord’s sole cost, a building shell, including the following (“Base Building Improvements”):

	(a)	outside walls (not including drywall), core walls which are unfinished on tenant’s side, elevator lobby and corridor which connect exit stairwells on multi-tenant floors (but not an elevator lobby or corridor on floors with a single tenant);
	(b)	unfinished concrete floors throughout the Premises, broom clean; slabs and other horizontal surfaces: Finish elevation shall be within ¼ of designated finish elevation at any point. Troweled surfaces and floated surfaces shall be level within 3/16” in any 10’- 0”, as determined by placement of a 10 foot straight-edge placed anywhere on the surface in any direction. Screeded surfaces shall be level within ¼ in any 10’-0”, as determined by placement of a 10 foot straight-edge placed anywhere on the surface in any direction. Sloped surfaces shall be constructed within the same tolerances.
	(c)	building standard 110-volt service power and 277-volt and/or 110-volt florescent lighting power at the core;
	(d)	men’s and women’s restroom facilities with building-standard finishes located on each floor on which the Premises are located;
	(e)	building standard fire alarms and smoke detectors in public areas in accordance with applicable building code on an unoccupied basis and provided only at the core of the Building;
	(f)	plumbing systems stubbed at the core of the Building;
	(g)	primary fire and life safety in a general pattern sprinkler loop throughout the Premises ready for expansion and adjustment when the ceiling for the Premises is installed; and
	(h)	primary heating ventilating and air conditioners loop (but not including branch distribution controls and mixing boxes).

	1.1.2	Tenant Improvements Descriptions.

Without limiting the generality of the foregoing description of Base Building Improvements, tenant improvements (“Tenant Improvements”) shall include the following items:
	(a)	ceiling and lighting in the Premises;
	(b)	floor finishes in the Premises (except elevator lobby, common corridor and toilet rooms on multi-tenant floors);
	(c)	interior finishes of any kind within the Premises (except elevator lobby, toilet rooms and common corridors on multi-tenant floors);
	(d)	interior partitions, demising walls, doors and hardware within the Premises;
	(e)	terminal boxes and reheat coils or other heating, ventilating and air conditioning or air distribution devices, including distribution duct work and controls or supplemental systems;
	(f)	distribution of electrical services, plumbing services and sprinklers from the core (except primary sprinkler loop as specified in base building description);
	(g)	fire and life safety systems throughout the Premises, including without limitation exit signs, horn/strobe or intercoms and extinguishers (except as provided in Base Building Improvements);
	(h)	window coverings;
	(i)	architectural and engineering preparation of plans and specifications for the Tenant Improvements to conform to building standards; and

(j)	permits and fees to local jurisdictions.

Upon the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord in their presently existing, “as-is” condition. During the construction of the Tenant Improvements, Tenant shall not be required to pay for any of the utilities servicing the Premises. Prior to Landlord’s completion of the Master Security System as described in Section 6.05(b), Tenant’s access to the Building for any reason, including the construction of the Tenant Improvements, shall be limited to the rear exit corridor doors located in the north and south wings of the Building, and Tenant shall be limited to the use of the service elevator for access to the upper floors of the Building.

SECTION 2

TENANT IMPROVEMENTS

2.1    Allowance

        Tenant shall be entitled to the Allowance specified in Section 1.01(a) of the Lease for the costs relating to the initial design, construction and installation of the Tenant Improvements. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Allowance. Tenant shall not be entitled to any credit for any unused portion of the Allowance. The Tenant Improvements shall collectively be referred to herein as the “Construction Items.”

2.2     Disbursement of the Allowance.

          2.2.1    Allowance Items. Except as otherwise set forth in this Work Letter Agreement, the Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Allowance Items”):

                      2.2.1.1    Payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord (except for payment to Landlord’s internal employees) and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter Agreement;

                      2.2.1.2    The payment of plan check, permit and license fees relating to construction and installation of the Construction Items;

                    2.2.1.3    The cost of construction and installation of the Construction Items, including, without limitation, testing and inspection costs, and contractors’ fees and general conditions;

                      2.2.1.4    The cost of any changes to the Premises when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees, professional consulting fees and expenses incurred in connection therewith;

                      2.2.1.5    The cost of any changes to the Construction Drawings or Construction Items required by applicable code;

                      2.2.1.6     [Intentionally Omitted];

                      2.2.1.7    All other costs to be expended by Landlord (except for payment to Landlord’s internal employees) or Tenant in connection with the design, construction or installation of the Construction Items; and

                      2.2.1.8    The fees and expenses incurred by Tenant in preparation of Tenant’s Schematic Space Plans not to exceed Zero and 20/100 Dollars ($0.20) per square foot of the third (3rd ) floor area described as the “Executive Wing” in the Premises.

        2.2.2      Disbursement of Allowance. Upon the completion of the construction and installation of the Construction Items, Landlord shall make one disbursement of the Allowance for Allowance Items for the benefit of Tenant and shall authorize the release of the Allowance for the benefit of Tenant as follows.

                      2.2.2.1    Disbursements. After Tenant’s substantial completion of the construction and installation of the Construction Items, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Work Letter Agreement, approved by Tenant and Architect, in a form to be provided by Landlord; (ii) copies of invoices from all of “Tenant’s Contractors,” as that term is defined in Section 4.1.2 of this Work Letter Agreement, for labor rendered and materials delivered to the Premises; (iii) properly executed, final, unconditional mechanics lien releases in compliance with Nevada law and certificate of occupancy for the Premises; and (iv) a certificate of substantial completion (“Certificate of Substantial Completion”) prepared by the Architect, in a form reasonably acceptable to Landlord or an AIA form, certifying that the construction and installation of the Construction Items has been substantially completed. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied. Thereafter, Landlord shall, within sixty (60) days after Landlord’s receipt of items (i), (ii) and (iii) of this Section 2.2.2.1, deliver a check to Tenant made payable to Tenant in an amount equal to the balance of any remaining available portion of the Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. If Landlord disputes any request due to non-compliance of any work, Landlord shall be permitted to withhold an amount necessary to complete the non-compliant portion of such work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

                  2.2.2.2    Other Terms. Landlord shall only be obligated to make disbursements from the Allowance to the extent costs are incurred by Tenant for Allowance Items. In no such event shall the Allowance Items include any costs incurred by Tenant for furniture, equipment, trade fixtures or other personal property of Tenant. All Allowance Items for which the Allowance has been made available shall be deemed Landlord’s property.

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings

          Tenant shall retain Howard F. Thompson and Associates (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The plans and drawings to be prepared by Architect hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions of the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant waives and agrees to indemnify Landlord from any claims asserted against Landlord arising in connection with the Construction Drawings.

3.2     Preliminary Plans.

          Tenant shall supply Landlord with four (4) copies signed by Tenant of its preliminary plans for the Premises before any architectural working drawings have been commenced (the “Preliminary Plans”). The Preliminary Plans shall convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements, together with reflective ceiling plans. Landlord may request clarification or more specific drawings for items not included in the Preliminary Plans. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Preliminary Plans if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Preliminary Plans to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3     Final Working Drawings.

          Upon the approval of the Preliminary Plans by Landlord and Tenant, Tenant shall promptly cause the Architect to complete the architectural drawings for the Premises, and Architect shall complete architectural plans, drawings and specifications and, utilizing Landlord’s mechanical, electrical and structural engineers, complete engineered and cross coordinated mechanical, electrical and structural working drawings for (i) all of the Premises, showing the subdivision, layout, finish and decoration work (including carpeting and other floor coverings) desired by Tenant therefor, and (ii) any internal or external communications or special utility facilities which will require conduiting or other improvements within common areas, all in such form and in such detail as may be reasonably required by Landlord and in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits

(collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4     Approved Working Drawings.

          The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of any Construction Items by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipality for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION AND INSTALLATION
OF THE CONSTRUCTION ITEMS

4.1    Tenant’s Selection of Contractors.

        4.1.1    The Contractor. Howard S. Wright (“Contractor”) shall be retained by Tenant to construct the Tenant Improvements.

        4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2    Construction by Tenant’s Agents.

        4.2.1    Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the issuance of a notice to proceed (“Notice to Proceed”) to commence the construction of any Construction Items, and after Tenant has accepted all bids for the Construction Items, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design, installation and construction of the Construction Items to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”).

                  4.2.1.1    Change Orders. Any proposed change orders (“Change Orders”) to the construction Contract shall be approved by Landlord prior to such Change Orders becoming part of the construction Contract. Tenant and Tenant’s Contractor shall increase associated coverages of insurance required by other sections of this Work Letter Agreement to provide coverage for approved Change Orders.

        4.2.2    Tenant’s Agents.

                  4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction and installation of the Construction Items shall comply with the following: (i) the Construction Items shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Construction Items to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter Agreement.

                  4.2.2.2    Indemnity. Tenant’s indemnity of Landlord as set forth in Article 20 of this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Construction Items. Such indemnity by Tenant, as set forth in Article 20 of this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Construction Items, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

                  4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Construction Items for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Construction Items and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Construction Items shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

                  4.2.2.4   Insurance Requirements.

                               4.2.2.4.1    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 19 of this Lease.

                               4.2.2.4.2      Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 19 of this Lease immediately upon completion thereof.

                               4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of any Construction  Items and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that any Construction Items are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Construction Items are fully completed and accepted by Landlord. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and non contributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter Agreement. Tenant shall, prior to commencement of construction of any Construction Items, obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements, naming Landlord as a co-obligee and in a form satisfactory to Landlord.

        4.2.3    Governmental Compliance. The Construction Items shall comply in all respects with the following: (i) all applicable codes and other state, federal, city or quasi-governmental quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person, including, without limitation, applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), the Americans With Disabilities Act and the National Electrical Code; and (iii) building material manufacturer’s specifications.

        4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Construction Items at all times, provided however, that Landlord's failure to inspect the Construction Items shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Construction Items constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Construction Items, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Construction Items shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Construction Items, Landlord may take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Construction Items until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

        4.2.5    Meeting Schedule. Commencing upon the execution of this Lease, Tenant shall hold periodic meetings at a reasonable time and with frequency determined by Landlord, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the design, construction and installation of the Construction Items, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. One such meeting each month shall include the review of Contractor's current request for payment. Prior to commencement of construction of the Construction Items, Tenant shall submit to Landlord, for Landlord's approval, a schedule ("Construction Schedule") for construction of the Construction Items, which shall contain various milestones mutually agreed upon by Landlord and Tenant, in good faith.

4.3    Notice of Completion; Copy of Record Set of Plans.

         Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in accordance with Nevada law, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord three (3) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. At least one (1) of the three (3) sets of drawings shall be in the form of mylar reproducibles.

SECTION 5

MISCELLANEOUS

5.1    Tenant's Representative.

         Tenant has designated Mike Day as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement. Tenant may designate a substitute representative at any time upon notice to Landlord.

5.2    Landlord's Representative.

         Landlord has designated Lynn-Marie Reichold as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement. Landlord may designate a substitute representative at any time upon notice to Tenant.

5.3         Time of the Essence in This Work Letter Agreement.

             Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

TENANT:	LANDLORD:

EXPEDIA, INCORPORATED, a Washington corporation	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership

By: /s/ Greg Stanger
By its sole general partner:
Print Name: Greg Stanger	THE HOWARD HUGHES CORPORATION,
a Delaware corporation
Print Title: Chief Financial Officer
By: /s/ Daniel Van Ept

Print Name: Daniel Van Ept

Print Title: President

RIDER NO. 2 - OPTION TO RENEW LEASE

              THIS RIDER NO. 2 is attached to and made a part of that certain lease dated January 10, 2001, between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, and EXPEDIA, INCORPORATED, a Washington corporation, as Tenant (the "Lease"). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provisions of the Lease.

              R-1.     Option. Provided that Tenant is not in default of this Lease at the time of the exercise of the Option to Renew Lease (as defined below) or at the expiration of the initial term of this Lease, AND FURTHER PROVIDED THAT TENANT HAS NOT ASSIGNED THE LEASE OR SUBLET GREATER THAN TWENTY-FIVE PERCENT (25%) OF THE PREMISES, the Tenant shall have one and only one option to renew and extend this Lease (the "Option to Renew Lease") for one term of five (5) years (the "Renewal Term"), upon written notice to the Landlord delivered not less than nine (9) months before the expiration of the initial Lease Term. Upon the delivery of such notice by Tenant and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any further instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the Option to Renew Lease. The Renewal Term shall commence upon the expiration of the initial term of this Lease, shall expire upon the anniversary of such date five (5) years thereafter, and be upon the same terms, covenants and conditions as provided in this Lease for the initial Lease Term, except that the Base Rent shall be at the existing fair market rental ("Fair Market Rate") of comparable space as of the date of renewal, (but not less than the Base Rent [including adjustments to Base Rent] payable with respect to the final year of the Lease Term).

              R-2.     Fair Market Rate. The Fair Market Rate for the Premises shall be the then going rate for comparable space in the Building. Landlord shall notify Tenant of Landlord's good faith determination of the prevailing Fair Market Rate no later than seven (7) months prior to the end of the Lease Term. No later than one (1) month after Landlord notifies Tenant of the prevailing Fair Market Rate, Tenant shall notify Landlord whether Tenant accepts Landlord's determination. If Tenant fails to so notify Landlord, Tenant will be deemed conclusively to have accepted Landlord's determination. If Tenant does not accept Landlord's determination (and if Tenant is not deemed to have accepted Landlord's determination), Tenant and Landlord shall meet to attempt to agree upon the Fair Market Rate. If Landlord and Tenant are unable to agree within thirty (30) days after Tenant's objection to Landlord's determination, the parties shall proceed as follows:

              Within ten (10) days thereafter Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Las Vegas area. The determination of the appraisers shall be limited to solely the issue of whether Landlord's or Tenant's submitted Fair Market Rate for the Premises is the closest to the actual Fair Market Rate for the Premises as determined by the appraisers, taking into account the requirements of Section 2 above and this Section 3 regarding the same. Such decision shall be based upon the project prevailing Fair Market Rate as of the commencement date of the Renewal Term.

(a) The two (2) appraisers so appointed shall within fifteen (15) days of the date of appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

(b) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted fair market rental rate, and shall notify Landlord and Tenant thereof.

(c) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the time period specified hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted Fair Market Rate), and shall notify Landlord and Tenant thereof, and such appraiser's decision shall be binding upon Landlord and Tenant.

(d) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based up on the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted Fair Market Rate).

(e) The cost of the appraisal (or arbitration if required) shall be paid by the party whose submitted Fair Market Rate is not accepted.

                R-3.      Waiver. Failure by Tenant to notify Landlord of Tenant's election to exercise the Option to Renew Lease herein granted within the time limits set forth for such exercise shall constitute a waiver of such Option to Renew Lease. Tenant shall only be entitled to exercise its Option to Renew Lease as to all of the Premises.

RIDER NO. 3 - RIGHT OF FIRST OFFER TO LEASE

              THIS RIDER NO. 3 is attached to and made a part of that certain lease dated January 10, 2001, by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, and EXPEDIA, INCORPORATED, a Washington corporation, as Tenant (the "Lease"). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provisions of the Lease.

              R-1.     Right of First Offer to Lease. During the initial Lease Term, Tenant shall have a right of first offer to Lease any space that becomes available located on the first (1st ) floor (the "First Offer Space") as outlined on Exhibit "A-1" to the Lease. Notwithstanding the foregoing (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to each such particular First Offer Space, and the first lease pertaining to each such First Offer Space entered into by Landlord after the date of this Lease (collectively, the "Superior Leases"), including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenants of the Superior Leases (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights"). Tenant's right of first offer shall be on the terms and conditions set forth in this Rider No. 3.

              R-2.     Procedure. Landlord shall notify Tenant from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. Landlord shall notify Tenant of the availability of and offer to lease to Tenant First Offer Space by delivery to Tenant of a notice (the "First Offer Space Option Notice"), which shall (i) describe the specific First Offer Space, (ii) an initial determination of the amount of the Fair Market Rent (as defined below) proposed by Landlord for such First Offer Space, (iii) disclose the then existing state of improvements and condition of such space, (iv) set forth the approximate date Tenant would be entitled to take possession of such space. Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to accept or reject the offer for all of such space. Tenant may exercise its right only as to all of any First Offer Space offered to Tenant. Any attempt to exercise its offer to less than all of any First Offer Space offered to Tenant shall be null and void. If Tenant accepts the offer, such space shall become part of the Premises and Tenant shall be bound with respect to such space by the terms and conditions of this Lease. If Tenant does not notify Landlord within such ten (10) days of Tenant's acceptance of the offer for all of such space, then Landlord shall thereafter have the right to lease such space not taken by Tenant to other persons on such terms and conditions as Landlord may elect.

              R-3.     Objection to Landlord's Determination. The "Fair Market Rent" for the First Offer Space shall be the then existing rate for comparable space at the Crossing Business Center. If Tenant accepts the offer to lease First Offer Space, Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to notify Landlord in writing that Tenant does not agree with Landlord's determination of the Fair Market Rent. If Tenant fails to so notify Landlord, Tenant shall be deemed conclusively to have accepted Landlord's determination. If Tenant does not agree with Landlord's proposed Fair Market Rent, upon such notice Landlord and Tenant shall each submit a new determination of the Fair Market Rent to appraisal pursuant to Section R-4 of this Rider below.

              R-4.     Appraisal. Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Las Vegas area. The determination of the appraisers shall be limited to solely the issue of whether Landlord's or Tenant's submitted Fair Market Rent for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers. Such decision shall be based upon the projected prevailing Fair Market Rent as of the applicable First Offer Space Commencement Date. Each such appraiser shall be appointed within the fifteen (15) day period after Tenant's notice that Tenant does not accept Landlord's determination.

(i) The two (2) appraisers so appointed shall, within fifteen (15) days of the date of appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

(ii) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rent, and shall notify Landlord and Tenant thereof.

(iii) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in this Section R-4 hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted Fair Market Rent), and shall notify Landlord and Tenant thereof, and such appraiser's decision shall be binding upon Landlord and Tenant.

(iv) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based up on the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted Fair Market Rent).

(v) The cost of the appraisal (or arbitration if required pursuant to Section R-4(iv) hereof) shall be paid by the party whose submitted fair market rental rate is not accepted.

                R-5.     Delivery of Possession. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Rider No. 3. Thereafter, the total Base Rent payable under this Lease shall be the sum of the Base Rent for all First Offer Space added to the Premises plus the Base Rent already payable under the Lease. Tenant shall commence payment of Base Rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space shall expire coterminously with Tenant's lease of the initial Premises.

              R-6.     Tenant shall have the right, upon notice to Landlord, to meet from time to time with representatives of Landlord who are knowledgeable as to the status of the leasing of First Offer Space to discuss the status of the leasing of First Offer Space.

              R-7.     Landlord shall provide Tenant with an estimate of the allowance, adjusted to reflect the Fair Market Rate as of the scheduled date of delivery of such First Offer Space to Tenant, for construction of Tenant Improvements in the First Offer Space.

              R-8.     Termination of Right of First Offer to Lease. The rights set forth in this Rider No. 3, and Landlord's obligations with respect thereto, shall be personal to the original Tenant and may only be exercised by the original Tenant. The right of first offer granted herein shall terminate as to a particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods.